                                                                       EXHIBIT C


                             SIDE LETTER AGREEMENT


                    [LOCKHEED MARTIN CORPORATION LETTERHEAD]



                               January 14, 1999



CalComp Technology, Inc.
CalComp Inc.
2411 West LaPalma Avenue
Anaheim, California  92803

ATTN:  John J. Millerick
       Senior Vice President and Chief Financial Officer

Re: Amended and Restated Revolving Credit Agreement dated as of December 20, 1996 as amended on March 20, 1998 and July 15, 1998 (the "Revolving Credit Agreement") and Cash Management Agreement dated July 23, 1996 as amended on March 20, 1998, August 24, 1998, September 25, 1998 and November 10, 1998 (the "Cash Management Agreement")
     ---------------------------------------------------------------------------

Dear John:

     Reference is made to the Revolving Credit Agreement and the Cash Management Agreement which are collectively referred to herein as the "Existing Agreements." Capitalized terms used but not defined herein shall have the meanings given to those terms in the Existing Agreements.

     On December 23, 1998, Lockheed Martin Corporation (the "Lender") notified CalComp Technology, Inc. and CalComp Inc. (the "Borrowers") that the Lender would not provide additional credit capacity beyond that available under the Existing Agreements to enable the Borrowers to continue operations. As of the date hereof, the Borrowers have fully drawn down the $43,000,000 of credit available to the Borrowers under the Existing Agreements. Those amounts, together with accrued and unpaid interest and fees, are to become due and payable in full on January 31, 1999.

     The Borrowers have requested the Lender to provide additional financing to fund the complete liquidation and dissolution of the Borrowers and to forbear from collecting amounts

                                  Exhibit C-1
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outstanding under the Exisiting Agreements. Simultaneously with the execution of this letter agreement by the Borrowers, the Borrowers, Topaz Technologies, Inc. and the Lender are entering into a Secured Demand Loan Facility (the "Demand
Loan Facility") pursuant to which the Lender will make available to the Borrowers additional borrowings of up to $51,000,000, on the terms and subject to the conditions set forth in the Demand Loan Facility. Effective upon execution and delivery of this letter and the Demand Loan Facility by all parties, this letter agreement amends and modifies certain terms of the Existing Agreements and provides certain additional agreements of the parties all as set forth below.

  1. The parties hereby suspend the provisions of Sections 2, 3, 4 and 5 of the Cash Management Agreement. Advances outstanding under the Cash Management Agreement will continue to accrue interest at the rates provided for in the Cash Management Agreement until repaid in full.

  2. The Lender hereby agrees to forbear from pursuing its rights and remedies to collect amounts outstanding under the Existing Agreements until the Termination Date (as defined in the Demand Loan Facility). All principal currently outstanding and, to the extent permitted by law, interest on the Loans under the Revolving Credit Agreement shall accrue interest at the rate provided for in Section 2.5(c) of the Revolving Credit Agreement until repaid in full. Subject to the foregoing, the parties agree that the Revolving Credit Agreement is hereby amended to the extent necessary to terminate the Commitment and to provide that no amounts repaid by the Borrowers under the Existing Agreements may be reborrowed under the Existing Agreements. Neither this letter agreement nor the Demand Loan Facility shall affect or limit the Lender's right to collect amounts outstanding under the Existing Agreements on or after the Termination Date (as defined in the Demand Loan Facility).

  3. This agreement shall in no way affect any rights or remedies the Lender may have to collect any amounts that may become due and payable under the Demand Loan Facility.

  4. Except as specifically modified hereby, the Exisiting Agreements shall remain in full force and effect and no additional changes, modifications, or amendments shall be inferred that are not expressly set forth herein.

  5. This letter agreement may be signed (by facsimile or otherwise) in one or more counterparts with the same effect as if the signatures were upon the same instrument.

  6. This letter agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without reference to the conflict of laws provisions thereof.

                                  Exhibit C-2
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     If the foregoing accurately reflects our agreement, please have the duplicate copy of this letter agreement executed by a duly authorized officer where indicated and return it to the undersigned.

                                    LOCKHEED MARTIN CORPORATION


                                    By: /s/ Walter E. Skowronski
                                       ----------------------------
                                       Walter E. Skowronski
                                       Vice President and Treasurer


Acknowledged and agreed this
14th day of January, 1999:

CALCOMP TECHNOLOGY, INC.


By: /s/ John J. Millerick
   -----------------------------------------
   John J. Millerick
   Senior Vice President, Chief Financial
   Officer and Treasurer

CALCOMP INC.


By: /s/ John J. Millerick
   -----------------------------------------
   John J. Millerick
   Senior Vice President and Chief Financial
   Officer

                                  Exhibit C-3